Exhibit 2.26

EXECUTION COPY

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of October 27, 2008, is by and among BARR LABORATORIES, INC., a Delaware corporation (the “Borrower”), Barr Pharmaceuticals, Inc., a Delaware corporation (the “Parent”) as a guarantor along with certain Subsidiaries of the Parent (individually a “Guarantor” and collectively the “Guarantors”), the Lenders party hereto (collectively, the “Lenders” and individually, a “Lender”), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (the “Administrative Agent”). Terms used but not otherwise defined herein shall have the meanings provided in the Existing Credit Agreement described below.

W I T N E S S E T H

WHEREAS, the Borrower, the Guarantors, the Lenders and the Administrative Agent have entered into that certain Credit Agreement dated as of June 19, 2008 (as amended, modified, extended, renewed, restated, replaced or increased from time to time, prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, Teva Pharmaceutical Industries Ltd. (“Teva”), the Parent and a wholly-owned subsidiary of Teva have signed an agreement and plan of merger under which Teva would, subject to the terms and conditions thereof, acquire by merger the Parent (such acquisition the “Teva Acquisition”); and

WHEREAS, the consummation of the Teva Acquisition would result in a Change of Control and thus an Event of Default under Section 8.01(k) of the Existing Credit Agreement, the Parent and the Borrower has requested, and the Lenders have agreed, to amend the Existing Credit Agreement as provided herein to permit the Teva Acquisition pursuant to the terms and conditions of this Amendment.

NOW, THEREFORE, in consideration of the agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

PART 1

DEFINITIONS

SUBPART 1.1 Certain Definitions. Unless otherwise defined herein or the context otherwise requires, the following terms used in this Amendment, including its preamble and recitals, have the following meanings:

“First Amendment Effective Date” is defined in Subpart 3.1.

SUBPART 1.2 Other Definitions. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Existing Credit Agreement.

PART 2

AMENDMENTS TO EXISTING CREDIT AGREEMENT

Effective on (and subject to the occurrence of) the First Amendment Effective Date, the Existing Credit Agreement is hereby amended in accordance with this Part 2.

SUBPART 2.1 Definition of Applicable Rate. The definition of “Applicable Rate” contained in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Rate” means (a) prior to the Teva Acquisition Effective Date, with respect to that portion of the Term Loan comprised of “Eurocurrency Rate Loans”, 1.50% per annum, and with respect to that portion of the Term Loan comprised of Base Rate Loans, 0.00% per annum; provided, that, to the extent the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent is less than 2.5 to 1.0, the Applicable Rate shall be permanently reduced to 1.25% per annum with respect to that portion of the Term Loan comprised of “Eurocurrency Rate Loans” and 0.00% per annum with respect to that portion of the Term Loan comprised of Base Rate Loans. Any decrease in the Applicable Rate resulting from a change in the Consolidated Leverage Ratio shall become effective as of the first Business Day immediately following the date a Compliance Certificate is delivered pursuant to Section 6.02(b) and (b) on and after the Teva Acquisition Effective Date, the following percentages per annum, based upon the Corporate Ratings as set forth below:

Level	Corporate Ratings	Applicable Rate for LIBOR Loans	Applicable Rate for Alternate Base Rate Loans
I	Greater than or equal to A-/A3	125.0 bps	25.0 bps
II	BBB+/Baal	150.0 bps	50.0 bps
III	BBB/Baa2	175.0 bps	75.0 bps
IV	Less than or equal to BBB-/Baa3	225.0 bps	125.0 bps

“Corporate Rating” means, as of any date of determination, the rating as determined by the Ratings Agencies as Teva’s corporate credit rating (collectively, the “Corporate Ratings”); provided that if a Corporate Rating is issued by the Ratings Agencies and there is a split rating, then the highest of such Corporate Ratings shall apply (with the Corporate Rating for Pricing Level I being the highest and the Corporate Rating for Pricing Level IV being the lowest) in determining the Pricing Level. If there is a multiple split in Corporate Ratings, then the Corporate Rating that is one level lower than the highest rating shall apply in determining the Pricing Level; provided, further, however, that the Applicable Rate shall be at pricing Level IV if no Corporate Rating is available from each of the Rating Agencies.

The Applicable Rate shall be at Level II for the first ninety (90) days immediately following the Teva Acquisition Effective Date. Thereafter, each change in the Applicable Rate resulting from a publicly announced change in the Corporate Rating shall be effective, during the period commencing on the date of the public announcement thereof and ending on the date immediately preceding the effective date of the next such change.

SUBPART 2.2 Definition of Base Rate. The definition of “Base Rate” contained in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Base Rate” means (a) prior to the Teva Acquisition Effective Date, for any day a fluctuating rate per annum equal to the higher of (i) the Federal Funds Rate plus  1/2 of 1% and (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (b) on and after the Teva Acquisition Effective Date, for any day, a rate per annum equal to the highest of (i) the Federal Funds Rate plus  1/2 of 1%, (ii) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate” and (iii) the Eurocurrency Rate for Dollar deposits being delivered in the London interbank market for a term of one month commencing on such day plus 1%. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

SUBPART 2.3 Definition of Change of Control. Clauses (b) and (c) of the definition of “Change of Control” contained in Section 1.01 of the Existing Credit Agreement are hereby amended in their entireties to read as follows:

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and excluding Teva and its Affiliates as part of or in connection with the Teva Acquisition) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the equity securities of the Parent entitled to vote for members of the board of directors or equivalent governing body of the Parent on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right);

(c) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Parent cease to be individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (it being understood that changes in the members of the board of the Parent on the Teva Acquisition Effective Date and for a period of three months thereafter shall not constitute a “Change of Control” pursuant to this clause (c)).

SUBPART 2.4 Definition of Consolidated EBITDA. Clause (a) of the definition of “Consolidated EBITDA” contained in Section 1.01 of the Existing Credit Agreement is hereby amended by adding new clauses (viii) and (ix) to the end of such clause (a) to read as follows, and making the appropriate grammatical changes thereto:

(viii) in the event that the Teva Acquisition Effective Date has occurred, one-time non-cash expenses incurred in connection with the Teva Acquisition and (ix) in the event that the Teva Acquisition Effective Date has occurred, one-time cash expenses incurred in connection with the Teva Acquisition in an aggregate amount not to exceed $75,000,000

SUBPART 2.5 Definition of Loan Documents. The definition of “Loan Documents” contained in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Loan Documents” means this Agreement, each Note, each Guarantor Joinder Agreement and, in the event that the Teva Acquisition Effective Date has occurred, the Teva Guaranty.

SUBPART 2.6 Definition of Loan Parties. The definition of “Loan Parties” contained in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Loan Parties” means, collectively, the Borrower, the Parent and each Guarantor (provided that, notwithstanding the Teva Guaranty, Teva shall not be deemed a “Loan Party”).

SUBPART 2.7 Definition of Parent. The definition of “Parent” contained in Section 1.01 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

“Parent” means (a) prior to the Teva Acquisition Effective Date, Barr Pharmaceuticals, Inc., a Delaware corporation and (b) on and after the Teva Acquisition Effective Date, New Barr Parent.

SUBPART 2.8 New Definitions. The following new definitions are added to Section 1.01 of the Existing Credit Agreement in appropriate alphabetical order:

“Approving Lenders” means each Lender who executed and delivered its signature page to the First Amendment on or before 5:00 P.M. (New York Time) on Monday, October 27, 2008.

“First Amendment” means that certain First Amendment to Credit Agreement dated as of October 27, 2008, by and among the Borrower, the Parent, the Guarantors, the Lenders and the Administrative Agent.

“First Amendment Effective Date” means October 27, 2008.

“New Barr Parent” means that certain newly formed, wholly-owned subsidiary of Teva USA, Inc. organized under the laws of the State of Delaware which is the ultimate surviving entity in the Teva Acquisition.

“Pliva Corporate Reorganization” means, that certain corporate reorganization pursuant to which the capital stock of one or more of Barr Laboratories Europe BV and its Subsidiaries shall be transferred to one or more Subsidiaries of Teva in exchange for the Teva Notes.

“Teva” means Teva Pharmaceutical Industries Ltd., an Israeli company.

“Teva Acquisition” means the acquisition by merger of Barr Pharmaceuticals, Inc. by Teva.

“Teva Acquisition Effective Date” means the date on which the Teva Acquisition shall have been consummated.

“Teva Guaranty” means the guaranty by Teva of the Obligations pursuant to a guaranty agreement substantially in the form attached hereto as Exhibit A to the First Amendment.

“Teva Notes” means the promissory notes from one or more Subsidiaries of Teva to Barr Laboratories, Inc. in connection with the Pliva Corporate Reorganization.

SUBPART 2.9 Teva Acquisition. A new Section 6.12 is hereby added to Article VI of the Existing Credit Agreement to read as follows:

6.12 Teva Acquisition. To the extent the Teva Acquisition Effective Date has occurred, on or prior to the Teva Acquisition Effective Date, the Administrative Agent shall have received the following items:

(a) Counterparts of (i) the Teva Guaranty, duly executed on behalf of Teva and the Administrative Agent (on behalf of the Lenders); provided that the Teva Guaranty may be received by the Administrative Agent in escrow to be effective on, and not prior to, the Teva Acquisition Effective Date, (ii) an incumbency certificate of Teva certified by a secretary or assistant secretary to be true and correct as of the Teva Acquisition Effective Date and (iii) a favorable opinion or opinions of counsel to Teva, addressed to the Administrative Agent and each of the Lenders, with respect to the Teva Guaranty addressing due authorization, execution, delivery, enforceability, non-contravention and such other customary matters reasonably requested by the Administrative Agent; provided that the legal opinion or opinions may be received by the Administrative Agent in escrow to be effective on, and not prior to, the Teva Acquisition Effective Date; and

(b) An amendment fee for the benefit of the Approving Lenders equal to 10 basis points on each such Approving Lender’s portion of the Outstanding Amount as of the First Amendment Effective Date (it being understood that such fee shall be in addition to the amendment fee received by the Approving Lenders on the First Amendment Effective Date).

SUBPART 2.10 Investments. Clause (d) contained in Section 7.02 of the Existing Credit Agreement is hereby amended and restated to read as follows:

(d) Investments in any Foreign Subsidiary; provided, that if such Investment is by a Loan Party in a Foreign Subsidiary that is not a “Loan Party” (as defined in the Existing Credit Agreement) under the Existing Credit Agreement, no Default shall have occurred and be continuing before and after giving effect to such Investment on a Pro Forma Basis and, provided further, in the event that the Teva Acquisition Effective Date shall have occurred, the aggregate amount of such Investments permitted pursuant to this clause (d) shall not exceed $0.

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SUBPART 2.11 Investments. Section 7.02 of the Existing Credit Agreement is hereby amended by adding a new clause (r) thereto to read as follows, and renumbering existing clause (r) to read clause (s):

(r) Investments in the form of the Teva Notes; and

SUBPART 2.12 Fundamental Changes. Clause (a) contained in Section 7.04 of the Existing Credit Agreement is hereby amended and restated to read as follows:

(a)(i) any Subsidiary of the Parent (other than the Borrower) may merge with (A) the Parent or the Borrower, provided that the Parent or the Borrower, as the case may be, shall be the continuing or surviving Person or (B) any one or more Persons, provided that when any Guarantor is merging with another Person which is not a Guarantor hereunder, the Guarantor shall be the continuing or surviving Person or the surviving Person shall become a Guarantor and (ii) the Borrower and the Parent may merge provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Parent shall be the continuing or surviving Person, (x) the Borrower shall provide written notice to the Administrative Agent prior to such merger or consolidation and (y) the Parent shall assume contemporaneously with such merger or consolidation all of the obligations of the Borrower under this Agreement and the other Loan Documents pursuant to documentation reasonably satisfactory to the Administrative Agent and (iii) to the extent the Teva Acquisition Effective Date shall have occurred, the Parent (Barr Pharmaceuticals, Inc.) may merge with and into New Barr Parent, with New Barr Parent being the surviving “Parent” hereunder to the extent that New Barr Parent shall assume contemporaneously with such merger by operation of law or otherwise all of the obligations of the Parent (Barr Pharmaceuticals, Inc.) under this Agreement and the other Loan Documents, it being understood and agreed that execution and delivery of the Agreement and Plan of Merger by and among the Parent, Teva Pharmaceutical Industries Ltd. and Barr Acquisition Corp., dated as of July 17, 2008, as amended, modified, extended, renewed, restated or replaced from time to time, satisfies the requirements of this clause (a). Following any merger pursuant to this Section 7.04(a)(ii), all references to “Parent” and to the “Borrower” shall be read as references to the Person surviving the merger;

SUBPART 2.13 Transactions With Affiliates. Section 7.07 of the Existing Credit Agreement is hereby amended by adding a new clause (h) to the end thereof, and making the appropriate punctuation and grammatical changes thereto:

and (h) in the event that the Teva Acquisition Effective Date shall have occurred, the Pliva Corporate Reorganization.

SUBPART 2.14 Financial Covenants. Section 7.10 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

7.10 Financial Covenants.

(a)	Prior to the Teva Acquisition Effective Date:

(i) Until the Corporate Ratings as determined by the Ratings Agencies shall each be BBB+ or higher and Baal or higher, respectively, as of the end of any fiscal quarter of the Parent, then:

(A) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 3.00 to 1.00.

(B) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent;

(1) from the Closing Date to and including the fiscal quarter ending September 30, 2008, to be greater than 3.50 to 1.00.

(2) at all other times, to be greater than 3.00 to 1.00.

(ii) Once the Corporate Ratings as determined by the Ratings Agencies shall each be BBB+ or higher and Baal or higher, respectively, as of the end of any fiscal quarter of the Parent, and thereafter:

Consolidated Funded Indebtedness to Total Capitalization. Permit the Consolidated Funded Indebtedness to Total Capitalization Ratio, at any time, to be greater than 0.50 to 1.00.

(b)	On and after the Teva Acquisition Effective Date:

(i) Consolidated Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of the Parent to be less than 3.00 to 1.00.

(ii) Consolidated Leverage Ratio. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter of the Parent;

(A) from the Teva Acquisition Effective Date to and including the fiscal quarter ending December 31,2009, to be greater than 3.50 to 1.00.

(B) at all other times, to be greater than 3.00 to 1.00.

SUBPART 2.15 Release of Guarantee. Section 11.08 of the Existing Credit Agreement is hereby amended and restated in its entirety to read as follows:

Section 11.08 Release of Guarantee.

Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents or Swap Contracts, to the extent (a) the Teva Acquisition Effective Date shall not have occurred and (b) the Parent or any of its Subsidiaries issues any public debt securities (the “Public Debt”), and the initial purchasers of such Public Debt would not require Subsidiaries of the Parent (other than the Borrower) to guarantee such Public Debt but for the fact that such Guarantors are guarantors of this Agreement, the Borrower shall have the option to release such Guarantors (other than the Parent) (the “Released Subsidiaries”) from their obligations under this

Agreement and the other Loan Documents to the extent that such Released Subsidiaries do not guaranty (i) such Public Debt (at the time of such release or in the future) or (ii) the Existing Credit Agreement (at the time of such release or in the future) (it being understood that to the extent any such Released Subsidiary becomes a guarantor under either the Public Debt or the Existing Credit Agreement, they shall become a guarantor hereunder as required by and pursuant to the terms of Section 6.11). Upon the delivery by the Borrower to the Administrative Agent of an Officer’s Certificate to the effect that the transaction giving rise to the release of this Guarantee was made by the Borrower in accordance with the provisions of this Agreement, the Lenders shall execute any documents reasonably required in order to evidence the release of the Guarantors (other than the Parent) from their obligations under this Agreement and the other Loan Documents. It is understood and agreed that, to the extent the Guarantors (other than the Parent) are released from their obligations under this Agreement and the other Loan Documents pursuant to this Section 11.08, the Parent shall remain a Guarantor hereunder and shall not be released from its obligations under this Agreement and the other Loan Documents. On and after the Teva Acquisition Effective Date, the Borrower shall no longer have the option to release any Guarantors pursuant to the provisions of this Section 11.08.

PART 3

CONDITIONS TO EFFECTIVENESS

SUBPART 3.1 First Amendment Effective Date. This Amendment shall be and become effective as of the date hereof (the “First Amendment Effective Date”) when all of the conditions set forth in this Part 3 shall have been satisfied, and thereafter this Amendment shall be known, and may be referred to, as the “Amendment”.

SUBPART 3.2 Execution of Counterparts of Amendment. The Administrative Agent shall have received counterparts of this Amendment, which collectively shall have been duly executed on behalf of the Borrower, the Guarantors, the Required Lenders and the Administrative Agent.

SUBPART 3.3 Amendment Fee. The Administrative Agent shall have received from the Borrower, for the account of each Lender who executes and approves this Amendment on or before 5:00 P.M. (New York Time) on Monday, October 27, 2008 (the “Approving Lenders”), an amendment fee equal to 10 basis points on such Approving Lender’s portion of the Outstanding Amount (it being understood that in addition to the foregoing amendment fee, in the event that the Teva Acquisition Effective Date (as defined in Section 1.01 to the Existing Credit Agreement, as amended hereby) occurs, the Approving Lenders shall also receive the fee set forth in Section 6.12 to the Existing Credit Agreement, as amended hereby).

SUBPART 3.4 Fees and Expenses. The Administrative Agent shall have received from the Borrower (a) the aggregate amount of all fees and expenses identified in that certain Engagement Letter dated October 6, 2008 among the Borrower, the Administrative Agent and Banc of America Securities LLC and (b) all reasonable out-of-pocket costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable fees and expenses of Moore & Van Allen PLLC, special counsel to the Administrative Agent.

PART 4

MISCELLANEOUS

SUBPART 4.1 Cross-References. References in this Amendment to any Part or Subpart are, unless otherwise specified, to such Part or Subpart of this Amendment.

SUBPART 4.2 Representations and Warranties. Each Loan Party hereby represents and warrants that it: (a) has the requisite corporate power and authority to execute, deliver and perform this Amendment, as applicable, (b) is duly authorized to, and has been authorized by all necessary corporate action, to execute, deliver and perform this Amendment, (c) the representations and warranties contained in Article 5 of the Existing Credit Agreement are true and correct in all material respects on and as of the date hereof and upon giving effect to this Amendment as though made on and as of such date (except for those which expressly relate to an earlier date) and (d) no Default or Event of Default exists under the Existing Credit Agreement on and as of the date hereof and upon giving effect to this Amendment.

SUBPART 4.3 Instrument Pursuant to Existing Credit Agreement. This Amendment is executed pursuant to the Existing Credit Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and applied in accordance with the terms and provisions of the Existing Credit Agreement.

SUBPART 4.4 References in Other Loan Documents. At such time as this Amendment shall become effective pursuant to the terms of Subpart 3.1, all references to the “Credit Agreement” shall be deemed to refer to the Credit Agreement as amended by this Amendment.

SUBPART 4.5 Counterparts/Telecopy. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. Delivery of executed counterparts of the Amendment by telecopy, facsimile or electronic mail shall be effective as an original and shall constitute a representation that an original shall be delivered.

SUBPART 4.6 Governing Law. THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAW RULES).

SUBPART 4.7 Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

SUBPART 4.8 General. Except as amended hereby, the Existing Credit Agreement and all other Loan Documents shall continue in full force and effect.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWER:	BARR LABORATORIES, INC., a Delaware corporation

	By:	/s/ Christine A. Mundkur
	Name:	Christine A. Mundkur
	Title:	Chief Executive Officer

GUARANTORS:	BARR PHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/ William T. Mekee
	Name:	William T. Mekee
	Title:	EVP and Chief Financial Officer

BARR DISTRIBUTION COMPANY, a Delaware corporation

	By:	/s/ Michael Bogdan
	Name:	Michael Bogdan
	Title:	President

DURAMED PHARMACEUTICALS, INC., a Delaware corporation

	By:	/s/ Sigurd Kirk
	Name:	Sigurd Kirk
	Title:	Sr. VP - Controller

Barr Laboratories, Inc.

First Amendment (Term Loan)

ADMINISTRATIVE AGENT AND LENDERS:	BANK OF AMERICA, N.A., as Administrative Agent

	By:	/s/ Angela Lau
	Name:	Angela Lau
	Title:	Assistant Vice President

BANK OF AMERICA, N.A., as a Lender

	By:	/s/ Robert LaPorte
	Name:	Robert LaPorte
	Title:	Vice-President

Barr Laboratories, Inc.

First Amendment (Term Loan)

THE NORTHERN TRUST COMPANY as a Lender

By:	/s/ Peter J. Hallan
Name:	Peter J. Hallan
Title:	Vice President

Barr Laboratories, Inc.

First Amendment (Term Loan)

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Ming K. Chu
Name:	Ming K. Chu
Title:	Vice President

By:	/s/ Heidi Sandquist
Name:	Heidi Sandquist
Title:	Vice President

Barr Laboratories, Inc.

First Amendment (Term Loan)

UNICREDIT BANK AUSTRIA AG, as a Lender

By:	/s/ Pavel Brezina
Name:	Pavel BREZINA
Managing Director Int. Corporates

By:	/s/ Martin Zojer
Name:	Martin ZOJER
Relationship Manager Int. Corporates

Barr Laboratories, Inc.

First Amendment (Term Loan)

Company name: UniCredit Bank Austria AG	Company location: Schottengasse 6-8, 1010 Wien, Register of companies: Handelsgericht Wien, FN 150714p, VAT-id. nr.: ATU51507409, DVR 0030066, BLZ: 12000, BIC: BKAUATWW, www.bankaustria.at

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Karim Blasetti
Name:	KARIM BLASETTI
Title:	VICE PRESIDENT

By:	/s/ Mikhail Faybusovich
Name:	MIKHAIL FAYBUSOVICH
Title:	VICE PRESIDENT

Barr Laboratories, Inc.

First Amendment (Term Loan)

WILLOW FINANCIAL BANK, as a Lender

By:	/s/ Tara Handforth
Name:	Tara Handforth
Title:	Vice President

Barr Laboratories, Inc.

First Amendment (Term Loan)

MIZUHO CORPORATE BANK LTD., as a Lender

By:	/s/ Raymond Ventura
Name:	Raymond Ventura
Title:	Deputy General Manager

Barr Laboratories, Inc.

First Amendment (Term Loan)

BAYERISCHE LANDESBANK, New York Branch as a Lender

By:	/s/ Nikolai von Mengden
Name:	Nikolai von Mengden
Title:	Senior Vice President

By:	/s/ Matthew DeCarlo
Name:	Matthew DeCarlo
Title:	Vice President

Barr Laboratories, Inc.

First Amendment (Term Loan)

U.S. BANK, N.A. as a Lender

By:	/s/ Christopher T. Kordes
Name:	Christopher T. Kordes
Title:	Senior Vice President

Barr Laboratories, Inc.

First Amendment (Term Loan)

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Kenneth Coons.
Name:	Kenneth Coons.
Title:	AVP / Underwriter

Barr Laboratories, Inc.

First Amendment (Term Loan)

Bank of Tokyo-Mitsubishi Trust Company

[LENDER],
as a Lender

By:	/s/ Kenneth K. Egusa
Name:	Kenneth K. Egusa
Title:	Authorized Signatory

Barr Laboratories, Inc.

First Amendment (Term Loan)

ABN AMRO Bank N.V.,
as a Lender

By:	/s/ Michele Costello
Name:	Michele Costello
Title:	Director

By:	/s/ David Carrington
Name:	David Carrington
Title:	Director

Barr Laboratories, Inc.

First Amendment (Term Loan)

[THE BANK OF NOVA SCOTIA],
as a Lender

By:	/s/ Paula Czach
Name:	Paula Czach
Title:	Director, Head of Execution

Barr Laboratories, Inc.

First Amendment (Term Loan)

Bank of China, New York Branch,
as a Lender

By:	/s/ William W. Smith
Name:	William W. Smith
Title:	Deputy General Manager

Barr Laboratories, Inc.

First Amendment (Term Loan)

DNB NOR BANK ASA
as a Lender

By:	/s/ Thomas Tangen
Name:	Thomas Tangen
Title:	First Vice President

DNB NOR BANK ASA as a Lender

By:	/s/ Phil Kurpiewski
Name:	Phil Kurpiewski
Title:	Senior Vice President

Barr Laboratories, Inc.

First Amendment (Term Loan)